Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Lisa Moore +1 (212) 484-4963 lmoore@travelzoo.com

FOR IMMEDIATE RELEASE
Travelzoo Reports Third Quarter 2012 Results
NEW YORK, October 25, 2012 — Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $35.4 million, down 8% year-over-year

•	Net income of $3.4 million, down 42% year-over-year

•	Earnings per share of $0.22, compared to $0.36 in the prior-year period

•	Cash flow from operations of $6.9 million

Travelzoo Inc., a global Internet media company, today announced financial results for the third quarter ended September 30, 2012, with revenue of $35.4 million, a decrease of 8% year-over-year. Operating income was $4.2 million, down 55% year-over-year. Net income was $3.4 million, with earnings per share of $0.22, down from $0.36 in the prior-year period.

"While we are confident about Travelzoo's long-term opportunity, we are disappointed with our Q3 results," said Chris Loughlin, chief executive officer. "Declines in SuperSearch and Local Deals were not made up by the positive momentum we saw in Getaways. Continued investments into sales team expansion and subscriber growth, as well as enhancements to our hotel and mobile products are affecting profitability in the near-term, but we believe these are the right steps to position Travelzoo for sustainable and profitable future growth."

North America
North America business segment revenue decreased 10% year-over-year to $25.1 million. Operating profit for the third quarter was $3.1 million, or 12% of revenue, down from an operating profit of $7.8 million, or 28% of revenue, in the prior-year period. The decrease in operating profit was a result of a revenue decrease and increased expenses related to sales force expansion and subscriber marketing.

Europe
Europe business segment revenue decreased 4% year-over-year to $10.3 million. In local currency terms, revenue for the third quarter decreased 2% year-over-year. Operating profit was $1.1 million, or 10% of revenue, down from an operating profit of $1.4 million, or 13% of revenue in the prior-year period. The decrease in operating profit was a result of a decrease in revenue and increased expenses related to sales force ramp up and subscriber marketing.

Subscribers
Travelzoo had a total unduplicated number of subscribers in North America and Europe of 22.4 million as of September 30, 2012, up 5% from September 30, 2011. In North America, total unduplicated number of subscribers was 16.1 million as of September 30, 2012, up 3% from September 30, 2011. In Europe, total unduplicated number of subscribers was 6.3 million as of September 30, 2012, up 10% from September 30, 2011.

Income Taxes
Income tax expense was $896,000, compared to $3.3 million in the prior-year period. The effective income tax rate was 21%, compared to 36% in the prior-year period.

Asset Management
During the third quarter 2012, Travelzoo generated $6.9 million of cash from operating activities. Accounts receivable increased by $1.4 million over the prior-year period to $15.4 million. Accounts payable increased by $6.1 million over the prior-year period to $23.3 million. Capital expenditures were $774,000, down from $847,000 in the prior-year period. Travelzoo exited the third quarter with $57.6 million in cash and cash equivalents.

Conference Call
Travelzoo will host a conference call to discuss third quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 25 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September,		September 30,
	2012	2011	2012	2011
Revenues	$35,447	$38,661	$114,140	$113,186
Cost of revenues	3,989	4,221	11,672	9,603
Gross profit	31,458	34,440	102,468	103,583
Operating expenses:
Sales and marketing	17,427	16,737	49,753	51,569
General and administrative	9,836	8,478	28,583	25,167
Unexchanged promotional merger shares	—	—	3,000	20,000
Total operating expenses	27,263	25,215	81,336	96,736
Income from operations	4,195	9,225	21,132	6,847
Other income	135	—	218	105
Income before income taxes	4,330	9,225	21,350	6,952
Income taxes	896	3,298	6,908	10,061
Net income (loss)	$3,434	$5,927	$14,442	$(3,109)
Net income (loss) per share:
Basic	$0.22	$0.36	$0.91	$(0.19)
Diluted	$0.22	$0.36	$0.90	$(0.19)
Weighted Average Shares:
Basic	15,884	16,396	15,935	16,434
Diluted	15,922	16,504	16,041	16,434

Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$57,634	$38,744
Accounts receivable, net	15,440	13,340
Income taxes receivable	10,052	3,625
Deposits	381	278
Prepaid expenses and other current assets	2,757	2,123
Deferred tax assets	1,356	1,754
Total current assets	87,620	59,864
Deposits, less current portion	1,068	776
Deferred tax assets, less current portion	357	344
Restricted cash	3,122	3,103
Property and equipment, net	4,007	3,557
Intangible assets, net	440	704
Total assets	$96,614	$68,348
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,314	$21,731
Accrued expenses	12,619	6,311
Deferred revenue	2,506	2,168
Deferred rent	287	114
Income tax payable	—	279
Total current liabilities	38,726	30,603
Long-term tax liabilities	9,874	2,225
Deferred rent, less current portion	831	761
Total liabilities	49,431	33,589
Common stock	163	164
Treasury stock	—	(15,123)
Additional paid-in capital	8,556	7,656
Accumulated other comprehensive loss	(728)	(1,422)
Retained earnings	39,192	43,484
Total stockholders’ equity	47,183	34,759
Total liabilities and stockholders’ equity	$96,614	$68,348

Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income (loss)	$3,434	$5,927	$14,442	$(3,109)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	630	746	1,856	2,054
Deferred income taxes	(3)	49	(3)	209
Stock-based compensation	307	187	900	562
Provision for losses on accounts receivable	(84)	(67)	116	(25)
Tax benefit from exercise of stock options	—	—	—	(268)
Net foreign currency effects	(46)	52	(6)	24
Changes in operating assets and liabilities:
Accounts receivable	53	1,734	(2,069)	(722)
Deposits	(17)	92	(382)	(568)
Income tax receivable	689	358	1,819	(2,031)
Prepaid expenses and other current assets	(161)	(654)	(241)	(771)
Accounts payable	680	1,840	1,189	7,454
Accrued expenses	897	(2,192)	6,198	4,992
Deferred revenue	383	170	323	268
Deferred rent	55	83	21	179
Income tax payable	(1)	165	(284)	(353)
Other non-current liabilities	34	645	(190)	659
Net cash provided by operating activities	6,850	9,135	23,689	8,554
Cash flows from investing activities:
Purchases of property and equipment	(774)	(847)	(2,046)	(1,902)
Net cash used in investing activities	(774)	(847)	(2,046)	(1,902)
Cash flows from financing activities:
Cash used in purchase of common stock	(3,611)	(15,124)	(3,611)	(15,124)
Proceeds from exercise of stock options	—	—	—	40
Tax benefit of stock option exercises	—	—	—	268
Net cash used in financing activities	(3,611)	(15,124)	(3,611)	(14,816)
Effect of exchange rate on cash and cash equivalents	1,008	(817)	858	(587)
Net increase (decrease) in cash and cash equivalents	3,473	(7,653)	18,890	(8,751)
Cash and cash equivalents at beginning of period	54,161	40,086	38,744	41,184
Cash and cash equivalents at end of period	$57,634	$32,433	$57,634	$32,433
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	177	2,096	5,568	11,572

Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended September 30, 2012	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$25,147	$10,300	$—	$35,447
Intersegment revenue	211	10	(221)	—
Total net revenues	25,358	10,310	(221)	35,447
Operating income	$3,121	$1,074	$—	$4,195
Three months ended September 30, 2011	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$27,944	$10,717	$—	$38,661
Intersegment revenue	130	30	(160)	—
Total net revenues	28,074	10,747	(160)	38,661
Operating income	$7,811	$1,414	$—	$9,225
Nine months ended September 30, 2012	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$82,415	$31,725	$—	$114,140
Intersegment revenue	496	41	(537)	—
Total net revenues	82,911	31,766	(537)	114,140
Operating income	$18,094	$6,038	$(3,000)	$21,132
Nine months ended September 30, 2011	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$83,048	$30,138	$—	$113,186
Intersegment revenue	342	92	(434)	—
Total net revenues	83,390	30,230	(434)	113,186
Operating income	$23,605	$3,242	$(20,000)	$6,847

(a)	Includes a charge related to unexchanged promotional merger shares for the nine months ended September 30, 2012 and September 30, 2011.